CONSULTING AGREEMENT

This Agreement is made on the 15th day of May 1999, by and between Trading Solutions.com, Inc. (hereafter referred to as TS.COM) who's offices are located at 200 Camino Aguajita, Suite 200, Monterey, California 93940 and NataHe Shahvaran (hereafter refe rred to aa NS) who's address is PO BOX 2285 1, Carmel, CA 93922.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on the date of this agreement Natalie Shahvaran will provide the following services, (collectively the "Services");

     Assist in the formation of the proposed corporation, including assistance in all state and federal filings as well as all state and federal filings that might be iiecessaxy for the proposed Private Placement Offering.

     Assist in the formulation and production of a business plan which shall include the development of pro forma stateLiients, break even analysis, spreadsheets, graphs, charts and co,,5t projections.

     Produce an investor presentation package to iticlude tools that range from presentation folders to the most sophisticated audiovisual and interactive computer technologies.

     Prepare a Private Placement Offering Memorandum (in accordance with federal exemption from registration in reliance upon the exemption from registration provided by Section 4(2) of "The Act" and Regulation D promulgated pursuant to Section 3(b) of "The Act") allowing the company to raise additional capital (as outlined in Schedule,A).

     Give  professional   advice  and  assistance  in  the  areas  of  corporate
     structure, corporate finance, management structure, Lime line projections, future funding and marketing.

3. PERFORMANCE OF SERVICES. The manrier in which the services are to be performed and the specific hours to be worked by Natalle Shahvaran shall be determined by Natalie Shahvaran. TS.COM will rely on Natalie Shahvaran to work as many hours as reasonably necessary to fulfill T&COM's obligations under this Agreement.

4. PAYMENT. TS.COM will pay a fee to Natalie Shahvaran in the amount of/or up to $30,000.00

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5. EXPENSES.  Natalie  Shahvaran shall be enlitled to reimbursement  from TS,COM for all reasonable "out-of-pocket" expenses including, but not limited to: travel, meals, postage, copying and phone,

6.   TERM/TERMINATION.   This  Agreement  shall  automatically   terminate  upon
consultant's completion of the services required by this Agreement.

7.  RELATIONSHLP  OF PARTIES.  It is  understood  by both  parties  that Natalie
Shahvaran is an independent contractor with respect to TS.COM and not an employee of TS.COM. TS-COM will not provide fringe benefits for the benefit of Natalie Shahvaran This includes health insurance benefits, paid vacation or any other employee benefit.

S. CONFIDENTIALITY. Natalie Shahvaran agrees that she will not at any tirne or in any manner, either directly or indirectJy, use any information for her own benefit or will she divulge, disclose or communicate in any manner, any information to any third party without the prior written consent of TS.COM. Natalie Shahvaran will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

9. RETURN OF RECORDS. Upon termination of this Agreement, Natalie Shahvaran shall retain all records, notes, data, memorandum, models and equipment of any nature that are in her possession or under her control that are propert3i or relate to it's business.

10. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, and addressed as follows:

Trading Solutions.com, Inc.
200 Camino Aguajito,
Suite 200 Monterey, CA 93940

Natalie Shahvaran
PO BOX 22851
Carmel, CA 93922

Such address may be changed from time to time~ by either party by providing written notice to the other in the matmer set forth above.

11. ENTIRE AGREEWNT. This Agreement contains the entire agreement of both parties and there are no other promises or conditions in any other agreement whether oral or written, This Agreement supersedes any prior written or oral agreements made between the parties.

12. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

13. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenfbrccable but that by limiting such provision it would become valid and enforceable, then such provision ahall be deemed to be written, construed and enforced as so limited.

14. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that partys right to subsequently enforce and compel strict compliance with every provision of this Agreeramt.

15. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

Natalie Shahvaran


By: /s/ Natalie Shahvaran
-------------------------
Natalie Shahvaran


Trading Solutions.com, Inc.


By: /s/ Michael Strahl
----------------------
Michael Strahl, Secretary/Treasurer